Exhibit 99.3

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF BBOT

The following discussion and analysis of BBOT’s financial condition and results of operations of TheRas, Inc., d/b/a BridgeBio Oncology Therapeutics (for purposes of this section, “BBOT” “we” “our” or “us”) should be read together with BBOT’s audited annual financial statements for the years ended December 31, 2024 and 2023 are included in the definitive proxy statement/prospectus dated as of, and filed with the Securities and Exchange Commission pursuant to Rule 424(b) on, July 10, 2025, as supplemented on July 21, 2025 (the “Proxy Statement/Prospectus”) beginning on Page F-62, BBOT’s unaudited condensed financial statements for the three and six months ended June 30, 2025 and 2024, and related notes included in Exhibit 99.1 to this report, as well as the unaudited pro forma condensed combined financial information included in Exhibit 99.2 to this report. This discussion contains forward-looking statements reflecting our current expectations, estimates, and assumptions concerning events and financial trends that may affect our future operating results or financial position. Our actual results and the timing of events could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” included in the Proxy Statement/Prospectus.

Overview

BBOT is a clinical-stage biopharmaceutical company advancing a next-generation pipeline of novel small-molecule therapeutics targeting RAS and PI3K malignancies. BBOT is headquartered in South San Francisco, California.

BridgeBio Pharma, Inc. is a commercial-stage biopharmaceutical company founded to discover, create, test, and deliver transformative medicines to treat patients who suffer from genetic diseases and cancers with clear genetic drivers. BridgeBio Pharma, Inc. and its controlled entities (collectively, “BridgeBio Pharma”) are related parties of BBOT.

BBOT was established in August 2016 by BridgeBio Pharma and operated as part of BridgeBio Pharma through April 30, 2024. Since its inception, BBOT has devoted substantially all of its resources to raising capital, conducting discovery and research activities, and establishing arrangements with third parties. BBOT is currently developing three lead product candidates:

●	BBO-8520 is a direct inhibitor of KRASG12C in both the “ON” and “OFF” states and is currently being evaluated in Phase 1 ONKORAS-101 trial (NCT06343402) for patients with KRASG12C mutant non-small cell lung cancer.

●	BBO-10203 is an orally bioavailable small molecule with a novel mechanism of action designed to inhibit the physical interaction between RAS and PI3Kα, inhibiting RAS-driven PI3Kα-AKT signaling in tumors. BBO-10203 is being evaluated in the Phase 1 BREAKER-101 trial (NCT06625775) for patients with locally advanced and unresectable or metastatic HER2+ breast cancer, HR+/HER2- breast cancer, KRAS mutant colorectal cancer and KRAS mutant non-small cell lung cancer.

●	BBO-11818 is a pan-KRAS inhibitor that targets mutant KRAS in both the “ON” and “OFF” states. It has strong potency against KRASG12D and KRASG12V mutants.

BBOT has no product candidates approved for sale and has not generated any revenue. To date, BBOT has funded its operations primarily with proceeds from the issuance of its redeemable convertible preferred stock. Between its inception and June 30, 2025, BBOT has received gross proceeds of $346.1 million from the sales of its redeemable convertible preferred stock and issued $23.3 million of redeemable convertible preferred stock to BridgeBio Pharma in exchange for the settlement of related party payables. As of June 30, 2025, BBOT had cash, cash equivalents, and marketable securities of $131.4 million. In April 2025, BBOT settled its Participation Right with the Regents of the University of California (“UCSF”) through the issuance of Series B redeemable convertible preferred stock and received an additional $22.2 million of cash proceeds.

Since its inception, BBOT has incurred significant operating losses. For the six months ended June 30, 2025, BBOT incurred a net loss of $50.5 million and had an accumulated deficit of $273.0 million as of June 30, 2025. For the years ended December 31, 2024 and 2023, BBOT incurred a net loss of $74.3 million and $64.7 million, respectively. Our ability to generate sufficient product revenue to achieve profitability will depend heavily on the development and eventual commercialization efforts related to our product candidates. We expect to continue to incur significant expenses, and our operating losses are expected to increase for the foreseeable future if and as we:

●	Advance our existing and future research and development and discovery-related development of our development programs, including potential expansion into additional indications;

●	Seek and identify additional research programs and product candidates and initiate discovery-related activities and preclinical studies for those programs;

●	Complete future clinical studies for our product candidates;

●	Pursue investigational new drug applications or comparable foreign applications that allow commencement of the planned clinical trials or future clinical trials for any programs we may develop;

●	Initiate enrollment and successfully complete clinical trials;

●	Pursue positive results from our future clinical trials that support an acceptable risk-benefit profile in the intended populations, and a competitive efficacy, safety, and half-life profile;

●	Hire research and development, clinical, manufacturing, and commercial personnel;

●	Add operational, financial, and management information systems and personnel;

●	Experience any delays, challenges, or other issues associated with the preclinical and clinical development of our product candidates, including with respect to our regulatory strategies;

●	Develop, maintain, and enhance sustainable, scalable, reproducible, and transferable clinical and commercial-scale current good manufacturing practices (“cGMP”) capabilities through a third party or our own manufacturing facility for the product candidates that we may develop;

●	Seek, obtain, and maintain regulatory approvals for any product candidates for which we successfully complete clinical trials;

●	Ultimately establish a sales, marketing, and distribution infrastructure to commercialize any product candidates for which we may obtain regulatory approval;

●	Generate revenue from commercial sales of product candidates for which we receive regulatory approval, if any;

●	Maintain safety, tolerability, and efficacy profile of any product we may develop in additional indications following approval in one indication;

●	Maintain, expand, enforce, defend, and protect our intellectual property portfolio and other intellectual property protection or regulatory exclusivity for any products we may develop and defend any intellectual property-related claims;

●	Further acquire or in-license product candidates or programs, intellectual property, and technologies;

●	Maintain our current licenses and establish and maintain any future collaborations, including making related development and sales milestone payments, royalties, or other required payments; and

●	Incur additional costs of operating as a public company, including increased costs of audit, legal, regulatory, and tax-related services associated with maintaining compliance with an exchange listing and U.S. Securities and Exchange Commission (“SEC”) requirements, director and officer insurance premiums and investor and public relations costs.

Any changes in the outcome of any of these variables could result in a significant change in the costs and timing associated with the development of our product candidates. For example, if the U.S. Food and Drug Administration or another comparable regulatory authority were to require us to conduct clinical trials beyond those that we currently anticipate will be required to complete clinical development and obtain regulatory approval of one or more product candidates, or if we experience significant delays in our preclinical studies or clinical trials, we would be required to expend significant additional financial resources and time to advance and complete clinical development. We may never obtain regulatory approval for any of our product candidates.

We will not generate revenue from product sales unless and until we successfully initiate and complete clinical development and obtain regulatory approval for any product candidates. If we obtain regulatory approval for any of our product candidates and do not enter into a commercialization partnership, we expect to incur significant expenses related to developing our commercialization capability to support product sales, manufacturing, marketing, and distribution.

As a result of the above factors, we expect to need substantial additional funding to support our continued operations and growth strategy. Until such a time as we can generate significant revenue from our product sales, if ever, we expect to finance our operations through the sale of equity, debt financings, or other capital sources, including collaborations with other companies or other strategic transactions. We may not be able to raise additional funds or enter into such other agreements on favorable terms or at all. If we fail to raise capital or enter into such agreements as and when needed, we may have to significantly delay, scale back, or discontinue the development and commercialization of one or more of our programs.

Because of the numerous risks associated with product development, we cannot accurately predict the timing or amount of increased expenses or when or if we will be able to achieve or maintain profitability. Even if we are able to generate product sales, we may not become profitable. If we fail to become profitable or cannot sustain profitability on a continuing basis, then we may be unable to continue our operations at planned levels and be forced to reduce or terminate our operations.

The Business Combination

On February 28, 2025, BBOT entered into a definitive business combination agreement (“Business Combination Agreement”) with Helix Acquisition Corp. II (“Helix”), a publicly traded special purpose acquisition company listed on the Nasdaq under the ticker symbol “HLXB.” Pursuant to the Business Combination Agreement closing, Helix II Merger Sub, Inc. (“Merger Sub”), a wholly owned subsidiary of Helix, merged with and into BBOT, with BBOT surviving the merger as a wholly-owned subsidiary of Helix (“Merger”). In connection with the Merger, Helix changed its name to BridgeBio Oncology Therapeutics, Inc. (“PubCo”) and redomiciled as a Delaware corporation (“Business Combination”).

Concurrent with the execution of the Business Combination Agreement, Helix entered into subscription agreements (“Subscription Agreements”) with certain investors to which it agreed to issue and sell to investors in a private placement financing (“PIPE”) shares of its common stock for an aggregate purchase price of approximately $260.9 million, which was executed immediately prior to the Closing.

The Business Combination was consummated on August 11, 2025 (the “Closing”) and the combined company’s common stock became listed on Nasdaq under the ticker symbol “BBOT.” Upon closing of the Business Combination, PubCo, the combined company, received $366.8 million from Helix, which included the proceeds from the PIPE Financing, the unredeemed cash held by Helix, and reflected payment of Helix’s transaction costs. These proceeds are expected to advance the project pipeline of PubCo and will be used for research and development, business development, working capital, and other general corporate purposes.

As of June 30, 2025, BBOT had a balance of cash, cash equivalents, and marketable securities of $131.4 million. We estimate that the proceeds of $366.8 million from the Business Combination, together with the existing cash, cash equivalents, and short-term marketable securities of BBOT, will be sufficient to enable us to fund our operating expenses and capital expenditure requirements into 2027. We have based this estimate on assumptions that may prove to be wrong, and our operating plan may change due to many factors currently unknown to management. We could exhaust our available capital resources after the Business Combination closing sooner than management expects.

We anticipate that the Business Combination will be accounted for as a reverse recapitalization effective upon the Closing. Under this method of accounting, Helix will be treated as the acquired company for accounting purposes, and BBOT is the deemed acquirer for accounting purposes. Effective on the Closing date, PubCo, or the combined entity, became the successor SEC registrant and reporting entity. In our future filings, the financial statements of PubCo for periods prior to the Closing will include financial information of BBOT, and the number of shares and per share amounts for all periods presented will be adjusted to reflect the capital structure of PubCo based on the Consideration Ratio of approximately 0.0889 determined under the terms of the Business Combination Agreement. See Unaudited Pro Forma Condensed Combined Financial Information included in Exhibit 99.2 to this report for further information.

As a result of the Business Combination, PubCo assumed the operations of BBOT upon the Closing, and we became subject to the regulatory and reporting requirements and customary practices applicable to public companies. The costs and administrative demands associated with operating as a public company, including hiring additional personnel and implementing certain procedures and processes, may materially impact our financial position and results of operations.

As an emerging growth company (“EGC”) under the Jumpstart Our Business Startups Act (the “JOBS Act”), PubCo is eligible for certain regulatory relief, including reduced disclosure obligations and extended transition periods for adopting new or revised accounting standards. PubCo’s EGC status commenced upon the completion of Helix’s initial public offering in February 2024 and is expected to continue for up to five years from this date, unless certain disqualifying events occur earlier, such as achieving large accelerated filer status.

Impact of General Economic Risk Factors on the Operations of BBOT

Uncertainty in the global economy presents significant risks to our business. We are subject to continuing risks and uncertainties in connection with the current macroeconomic environment, including inflation, fluctuating interest rates, new or increased tariffs and other barriers to trade, changes to fiscal and monetary policy or government budget dynamics, particularly in the pharmaceutical and biotech spaces, recent bank failures, geopolitical factors, including the ongoing conflicts between Russia and Ukraine and in the Middle East and the responses thereto, and supply chain disruptions.

While we closely monitor the impact of the current macroeconomic and geopolitical conditions on all aspects of our business, including the impacts on participants in any future clinical trials and our employees, suppliers, vendors, business partners, and our future access to capital, the ultimate extent of the impact on our business remains highly uncertain and will depend on future developments and factors that continue to evolve. Most of these developments and factors are outside of our control and could exist for an extended period. We will continue to evaluate the nature and extent of the potential impacts on our business, results of operations, liquidity, and capital resources.

Basis of Presentation

The unaudited condensed financial statements of BBOT for the three and six months ended June 30, 2025 and 2024, included in Exhibit 99.1 to this report, are prepared in accordance with generally accepted accounting principles in the United States (“US GAAP”). The condensed balance sheet as of December 31, 2024 has been derived from the audited financial statements at that date included in the Proxy Statement/Prospectus beginning on page F-62,, but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. All costs, assets, and liabilities directly associated with BBOT’s business activity are included in our financial statements.

From its inception through the issuance of the Series B redeemable convertible preferred stock (“Series B”) on April 30, 2024 (“BBOT Series B Financing”), BBOT had been majority-owned and controlled by BridgeBio Pharma. After the Series B issuance, no individual investor or related party group had a controlling financial interest in BBOT, and it started operating independently from BridgeBio Pharma. After April 30, 2024, the financial information in the financial statements relates to BBOT operating on a standalone basis.

Prior to April 30, 2024, BBOT operated as part of BridgeBio Pharma and not as an independent entity. From inception through April 30, 2024, the financial statements of BBOT have been derived from BridgeBio Pharma’s historical accounting records and are presented on a carve-out basis. For periods prior to April 30, 2024, the financial statements of BBOT include allocations of certain general and administrative expenses to BBOT from BridgeBio Pharma. The allocations have been determined on a reasonable basis; however, the amounts are not necessarily representative of the amounts that would have been reflected in the financial statements had BBOT been an entity that operated independently from BridgeBio Pharma.

Components of Results of Operations

Revenues

To date, BBOT has not generated any revenue and does not expect to generate any revenue in the foreseeable future. If our development efforts for our product candidates are successful and result in regulatory approval, we may generate revenue from product sales in the future. We cannot predict if, when, or to what extent we will generate revenue from the commercialization and sale of our product candidates. We may never succeed in obtaining regulatory approval for any of our product candidates.

Operating Expenses

Research and Development Expenses

Research and development expenses consist primarily of costs incurred for our research activities, including our drug discovery efforts, and the development of our product candidates, which include:

●	Employee-related expenses, including salaries, related benefits, stock-based compensation, and travel expenses for employees engaged in research and development functions;

●	Expenses incurred in connection with the preclinical and clinical development of our product candidates, including under agreements with CROs;

●	The cost of consultants and contract manufacturing organizations, or CMOs, that manufacture drug products for use in our preclinical studies and clinical trials;

●	Facilities, depreciation, insurance, and other direct and allocated expenses incurred as a result of research and development activities; and

●	Payments made under third-party licensing and asset acquisition agreements.

We expense research and development costs as incurred. Nonrefundable advance payments that we make for goods or services to be received in the future for use in research and development activities are recorded as prepaid expenses. The prepaid amounts are expensed as the related goods are delivered or the services are performed.

Our direct research and development costs consist primarily of external costs, such as fees paid to consultants, contractors, CMOs, and CROs in connection with our preclinical and clinical development activities.

We are heavily dependent on the success of our product candidates, which are in early stages of development, and require a lengthy and expensive process with uncertain outcomes and the potential for substantial delays. We cannot give any assurance that any of our product candidates will receive regulatory approval, which is necessary before they can be commercialized.

Product candidates in later stages of clinical development generally have higher development costs than those in earlier stages, primarily due to the increased size and duration of later-stage clinical trials. We expect that our research and development expenses will increase substantially in connection with our planned clinical and preclinical development activities in the near term and in future reporting periods, as we conduct additional clinical trials for our product candidates. BBOT currently tracks research and development expenses based on expense nature.

General and Administrative Expenses

Our general and administrative costs consist primarily of employee-related costs, travel expenses, expenses for outside professional services, including legal, human resources, audit, accounting, and tax services, and allocated facilities-related costs. Employee-related costs include salaries, bonuses, related benefits, and stock-based compensation.

We expect to incur additional expenses as a result of operating as a public company, including expenses related to compliance with the rules and regulations of the SEC and listing standards applicable to companies listed on a national securities exchange, additional insurance expenses, investor relations activities, and other administrative and professional services. We also expect to increase the size of our administrative, finance, and legal functions to support the anticipated growth of our business.

Other Income (Expenses), Net

Interest Income

Other income consists of interest income earned on our cash equivalents and marketable securities.

Income from Related Party Under Transition Services Agreement

Other income also includes income for services provided to BridgeBio Pharma subsequent to the BBOT Series B Financing under the transition services agreement between BridgeBio Pharma and BBOT.

Change in Fair Value of Participation Right Liability

Change in fair value of participation right liability represents the income or expense from the right to participate in the BBOT Series B Financing that we provided to the Regents of the University of California (“UCSF”), which was determined to be a freestanding financial instrument. This right was not exercised upon the initial issuance of the Series B in April 2024 and was subsequently extended through March 2025. UCSF elected to exercise the participation right in March 2025, and it was settled in full through the issuance of Series B shares in April 2025.

Results of Operations

Comparison of the Three Months Ended June 30, 2025 and 2024

The following table sets forth a summary of BBOT’s results of operations for the three months ended June 30, 2025 and 2024 (in thousands):

	Three Months Ended June 30,
	2025	2024	Change	Change, %
Operating expenses:
Research and development	$27,438	$22,508	$4,930	21.9%
General and administrative	2,655	1,363	1,292	94.8%
Total operating expenses	30,093	23,871	6,222	26.1%
Loss from operations	(30,093)	(23,871)	(6,222)	26.1%
Other income (expense), net:
Interest income	1,666	1,766	(100)	(5.7)%
Income from related party under transition services agreement	—	282	(282)	(100.0)%
Other income (expense)	(8)	—	(8)	100.0%
Total other income (expense), net	1,658	2,048	(390)	(19.0)%
Net loss	$(28,435)	$(21,823)	$(6,612)	30.3%

Research and Development Expenses

Research and development expenses consisted of the following components for the periods indicated (in thousands):

	Three Months Ended June 30,
	2025	2024	Change

Personnel-related expenses	$5,377	$5,222	$155
Research and drug discovery	3,402	3,305	97
Contract manufacturing	11,095	1,693	9,402
Clinical development	5,317	2,594	2,723
Professional and consultant fees	796	6,718	(5,922)
Stock-based compensation	612	1,232	(620)
Facility-related and other expenses	645	869	(224)
License fees	194	875	(681)
Total research and development	$27,438	$22,508	$4,930

Research and development expenses increased by $4.9 million or 21.9%, from $22.5 million for the three months ended June 30, 2024, to $27.4 million for the three months ended June 30, 2025. The changes in research and development expenses reflect our progress in clinical trials and our shift to contract manufacturing and clinical development activities related to our product candidates during the second quarter of 2025, compared to the reliance on certain professional services and external consultants during the second quarter of 2024. The change in our research and development expenses was primarily driven by a $9.4 million increase in contract manufacturing costs and a $2.7 million increase in clinical development costs for our product candidates based on their development status \. This increase was partially offset by a $5.9 million decrease in professional and consultant fees, $0.7 million decrease in license fees, and $0.6 million decrease in stock-based compensation benefits. The recognition of our license fees is driven by the timing of achieving development milestones specified under our in-licensing agreements. The stock-based compensation trend is driven by a $1.1 million performance milestone award granted during the second quarter of 2024, partially offset by $0.6 million in stock-based compensation related to BBOT stock options during the second quarter of 2025.

General and Administrative Expenses

General and administrative expenses increased by $1.3 million or 94.8%, from $1.4 million for the three months ended June 30, 2024, to $2.7 million for the three months ended June 30, 2025. Changes in our general and administrative expenses reflect the initiation of our standalone operations and hiring personnel. The change was primarily driven by a $0.8 million increase in personnel-related expenses, a $0.4 million increase in professional and consulting services, and a $0.3 million increase in legal fees as we prepared for public company operations. This increase was partially offset by a $0.2 million decrease in facility-related and other expenses.

Interest Income

Interest income remained consistent at $1.8 million for the three months ended June 30, 2024, and $1.7 million for the three months ended June 30, 2025. During each of these two quarters, interest income was derived from our investments in marketable securities that we made using the proceeds from the BBOT Series B Financing.

Income from Related Party Under Transition Services Agreement

Other income of $0.3  million for the three months ended June 30, 2024 was related to the transition services agreement with BridgeBio Pharma executed after the BBOT Series B Financing. No similar income was recognized for the three months ended June 30, 2025.

Comparison of the Six Months Ended June 30, 2025 and 2024

The following table sets forth a summary of BBOT’s results of operations for the three and six months ended June 30, 2025 and 2024 (in thousands):

	Six Months Ended June 30,
	2025	2024	Change	Change, %

Operating expenses:
Research and development	$48,073	$35,678	$12,395	34.7%
General and administrative	5,157	3,642	1,515	41.6%
Total operating expenses	53,230	39,320	13,910	35.4%
Loss from operations	(53,230)	(39,320)	(13,910)	35.4%
Other income (expense), net:
Interest income	3,475	1,771	1,704	96.2%
Change in fair value of participation right liability	(725)	—	(725)	100.0%
Income from related party under transition services agreement	—	284	(284)	(100.0)%
Other income (expense)	(10)	—	(10)	100.0%
Total other income (expense), net	2,740	2,055	685	33.3%
Net loss	$(50,490)	$(37,265)	$(13,225)	35.5%

Research and Development Expenses

Research and development expenses consisted of the following components for the periods indicated (in thousands):

	Six Months Ended June 30,
	2025	2024	Change

Personnel-related expenses	$10,498	$9,845	$653
Research and drug discovery	6,445	7,767	(1,322)
Contract manufacturing	17,115	2,423	14,692
Clinical development	8,620	3,750	4,870
Professional and consultant fees	1,656	6,975	(5,319)
Stock-based compensation	1,052	2,138	(1,086)
Facility-related and other expenses	1,581	1,774	(193)
License fees	1,106	1,006	100
Total research and development	$48,073	$35,678	$12,395

Research and development expenses increased by $12.4 million or 34.7%, from $35.7 million for the six months ended June 30, 2024, to $48.1 million for the six months ended June 30, 2025. The changes in research and development expenses reflect our progress in clinical trials and our shift to contract manufacturing activities related to our product candidates during the first half of 2025, compared to the reliance on certain professional services and external consultants during the first half of 2024. The change in our research and development expenses was primarily driven by a $14.7 million increase in contract manufacturing costs, a $4.9 million increase in clinical development costs for our product candidates based on their development status, and a $0.7 million increase in personnel-related expenses as we expanded our operations. This increase was partially offset by a $5.3 million decrease in professional and consultant fees, a $1.3 million decrease in research and drug discovery, and a $1.1 million decrease in stock-based compensation. The recognition of research and drug discovery expenses is driven by the timing of various projects within the Company's drug development process. The stock-based compensation trend is driven by a $1.1 million performance milestone award granted during the second quarter of 2024, with no similar awards granted subsequently.

General and Administrative Expenses

General and administrative expenses increased by $1.5 million or 41.6%, from $3.6 million for the six months ended June 30, 2024, to $5.2 million for the six months ended June 30, 2025. The increase was primarily driven by a $1.0 million increase in professional and consulting services as we prepare for public company operations, a $0.8 million increase in personnel-related expenses, and a $0.4 million increase in license fees. This increase was partially offset by a $0.5 million decrease in stock-based compensation and a $0.3 million decrease in facility-related and other expenses.

Interest Income

Interest income increased by $1.7 million, from $1.8 million for the six months ended June 30, 2024, to $3.5 million for the six months ended June 30, 2025. In both periods, interest income was derived primarily from our investments in marketable securities that we made using the proceeds from the BBOT Series B Financing. Prior to May 2024, we did not have similar investments, and our interest income from cash equivalents was nominal, which resulted in the lower amounts reported for the first half of 2024.

Change in Fair Value of Participation Right Liability

Change in fair value of participation right liability of $0.7 million for the six months ended June 30, 2025, represents the expense from the participation right that we provided to UCSF and is driven primarily by the increase in the estimated fair value per share of the Series B. The participation right was settled in full in April 2025. There were no changes in the fair value of participation right liability during the six months ended June 30, 2024, since this right was issued on April 30, 2024, and the estimated fair value per underlying Series B share remained the same during this period.

Income from Related Party Under Transition Services Agreement

Other income of $0.3 million for the six months ended June 30, 2024 was related to the transition services agreement with BridgeBio Pharma executed after the BBOT Series B Financing. No similar income was recognized for the six months ended June 30, 2025.

Liquidity, Going Concern, and Capital Resources

Sources of Liquidity

Since our inception, BBOT has incurred significant operating losses. For the years ended December 31, 2024 and 2023, BBOT incurred a net loss of $74.3 million and $64.7 million, respectively. For the six months ended June 30, 2025, BBOT incurred a net loss of $50.5 million and had an accumulated deficit of $273.0 million as of June 30, 2025.

In January 2017, BBOT issued to BridgeBio Pharma 8,998,965 shares of Series Seed redeemable convertible preferred stock in a single closing at $0.1112 per share for gross cash proceeds of $1.0 million. Between May 2017 and April 2024, BBOT issued to BridgeBio Pharma 122,927,763 shares of Series A redeemable convertible preferred stock (“Series A”) at $0.9999 per share for gross cash proceeds of $122.9 million and 23,312,615 shares of the Series A at $0.9999 per share in exchange for the settlement of related party payables of $23.3 million.

In April 2024, BBOT received $175.0 million in gross cash proceeds from the issuance of 222,278,669 shares of Series B at $0.7873 per share. In May 2024, BBOT received $25.0 million in gross cash proceeds through the issuance of 31,754,096 shares of Series B at $0.7873 per share. In March 2025, UCSF elected to exercise the Participation Right. BBOT settled the Participation Right in April 2025 through the issuance of 28,225,863 shares of the Series B redeemable convertible preferred stock for $22.2 million of cash proceeds.

In August 2025, upon closing of the Business Combination, the combined company received $366.8 million from Helix, which included the proceeds from the PIPE Financing, the unredeemed cash held by Helix, and reflected payment of Helix’s transaction costs. We estimate that the existing cash, cash equivalents, and marketable securities of BBOT of $131.4 million as of June 30, 2025, along with the funding received from Helix upon the Closing, will be sufficient to meet the cash requirements of PubCo, the successor of BBOT, for at least twelve months from the issuance date of the unaudited condensed financial statements for the six months ended June 30, 2025 included in Exhibit 99.1 to this report.

In the future, we plan to access capital resources by public or private equity offerings, debt financings, potential collaborations, licensing agreements, and other sources. We have historically been able to raise capital through the issuance and sale of equity and equity-linked instruments, such as redeemable convertible preferred stock, although no assurance can be provided that we will continue to be successful doing so in the future. If sufficient funds on acceptable terms are not available when needed, PubCo may be required to significantly reduce its operating expenses and delay, reduce the scope of, or eliminate one or more of its development programs. Failure to manage discretionary spending or raise additional financing, as needed, may adversely impact PubCo’s ability to achieve its intended business objectives.

Cash Flows

Overview of BBOT Cash Flows

During the six months ended June 30, 2024, we received significant cash inflows presented as financing activities, including proceeds from the Series A financing from BridgeBio Pharma and the BBOT Series B Financing from new investors. During the six months ended June 30, 2025, we received additional proceeds from Series B financing activities based on the exercise of the participation right granted to a third-party investor.

Prior to April 30, 2024, the allocated carve-out expenses from BridgeBio Pharma are presented as constructive cash inflows from financing activities, as they are substantially similar to an equity transaction. We utilized proceeds from the issuance of redeemable convertible preferred stock to finance our operating activities during the year ended December 31, 2024 and through June 30, 2025.

Prior to April 30, 2024, we operated as part of the BridgeBio Pharma cash pooling system. Under the centralized cash management program, excess cash was swept into a cash pool managed by BridgeBio Pharma, with a corresponding related party receivable recognized by BBOT. Changes in related party receivables related to cash pooling arrangements are presented as investing activities. As a result, prior to the BBOT Series B Financing, our cash balances may not reflect how we would have financed our operations had BBOT been a separate, standalone entity.

Subsequent to April 30, 2024, we operated as a standalone entity and invested the available funds from the BBOT Series B Financing into marketable securities, which resulted in a significant increase in cash outflows from investing activities during the year ended December 31, 2024 and for the six months ended June 30, 2025.

Material Adjustments for Non-Cash Transactions

During the six months ended June 30, 2025, we recognized $5.0 million in deferred transaction costs, of which $1.3 million remained unpaid and were included in accounts payable and accrued professional services. During the six months ended June 30, 2025, we also recognized $3.8 million in settlement of participation right liability upon the issuance of the Series B redeemable convertible preferred stock, which resulted in a reclassification of the settlement date fair value of this liability to temporary equity.

During the six months ended June 30, 2024, we extinguished related party payables of $19.7 million due to the conversion of these liabilities into Series A redeemable convertible preferred stock issued to BridgeBio Pharma and reduced the proceeds from the BBOT Series B Financing to reflect $2.5 million for the initial fair value of the participation right liability. Additionally, at the time of the BBOT Series B Financing, we recognized $3.7 million from the forgiveness of our related party payables to BridgeBio Pharma as a deemed contribution credited to additional paid-in capital.

Cash Flow Comparison for the Six Months Ended June 30, 2025 and 2024

The following table summarizes our cash flows during the periods indicated (in thousands):

	Six Months Ended June 30,
	2025	2024	Change

Net cash used in operating activities	$(42,892)	$(17,020)	$(25,872)
Net cash provided by (used in) investing activities	25,007	(149,110)	174,117
Net cash provided by financing activities	18,552	206,238	(187,686)
Net increase in cash, cash equivalents, and restricted cash	$667	$40,108	$(39,441)

Net Cash Flows from Operating Activities

Net cash used in operating activities for the six months ended June 30, 2025 was $42.9 million. This amount consisted of our net loss of $50.5 million, adjusted for a change in net operating assets and liabilities of $5.9 million, and further reduced by non-cash charges of $1.7 million. Our non-cash charges primarily consisted of $1.5 million in stock-based compensation, $0.7 million for losses from changes in fair value of participation right liability, partially offset by $0.8 million in net accretion of premiums on marketable securities. The net change in operating assets and liabilities was primarily due to an increase in our liabilities, including $11.5 million in accrued research and development liabilities and $0.3 million in accrued professional services. These changes were partially offset by an increase of $2.7 million in prepaid expenses and other current assets, a decrease of $1.5 million in accounts payable, a decrease of $1.1 million in accrued compensation and benefits, and an increase of $0.3 million in other non-current assets.

Net cash used in operating activities for the six months ended June 30, 2024 was $17.0 million. This amount consisted of our net loss of $37.3 million, adjusted for a change in net operating assets and liabilities of $17.3 million, and further reduced by non-cash charges of $3.0 million. Our non-cash charges primarily included $3.1 million in stock-based compensation. The net change in operating assets and liabilities was primarily due to an increase in our liabilities, including $9.3 million recognized from the net related party balances, $7.0 million in accrued compensation and benefits, and $3.3 million in accrued research and development liabilities. These charges were partially offset by an increase of $1.9 million in prepaid expenses and a decrease of $0.5 million in accounts payable.

Net Cash Flows from Investing Activities

Net cash provided by investing activities for the six months ended June 30, 2025 was $25.0 million, which consisted of $83.8 million in cash inflows from maturities of marketable securities, offset by $58.4 million in cash outflows from purchases of marketable securities and $0.4 million in purchases of property and equipment.

Net cash used in investing activities for the six months ended June 30, 2024, was $149.1 million, which consisted of $151.5 million in cash outflows from purchases of marketable securities offset by $2.4 million in cash inflows related to a cash pooling arrangement with BridgeBio Pharma.

Net Cash Flows from Financing Activities

Net cash provided by financing activities of $18.6 million for the six months ended June 30, 2025 included $22.2 million cash inflows from the issuance of the Series B redeemable convertible preferred stock, offset by $3.7 million cash outflow related to the payment of deferred transaction costs.

Net cash provided by financing activities of $206.2 million for the six months ended June 30, 2024 included primarily the net proceeds from the Series B redeemable convertible preferred stock financing of $199.3 million, the net proceeds from the Series A redeemable convertible preferred stock financing of $5.9 million, and $1.1 million for constructive cash inflows related to contributions from BridgeBio Pharma.

Future Funding Requirements

We will not generate revenue from product sales unless we complete clinical development and obtain regulatory approval for our product candidates. If we obtain regulatory approval for any of our product candidates and do not enter into a commercialization partnership, we expect to incur significant expenses related to developing our internal commercialization capability to support product sales, marketing, and distribution.

Subsequent to the Business Combination, we expect to incur additional costs associated with operating as a public company. In the future, we will need substantial additional funding to support our continuing operations and pursue our growth strategy. Until we can generate significant revenue from product sales, if ever, we expect to finance our operations through a combination of equity offerings, debt financings, collaborations, strategic alliances, and marketing, distribution, or licensing arrangements. If we do raise additional capital through public or private equity offerings, the ownership interest of our existing stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect our stockholders’ rights. If we raise additional capital through debt financing, we may be subject to covenants limiting or restricting our ability to take specific actions, such as incurring debt, making capital expenditures, or declaring dividends. Further, we may be unable to raise additional funds or enter into such other agreements or arrangements when needed on favorable terms or at all. If we fail to raise capital or enter into such agreements, as and when needed, we may have to significantly delay, scale back, or discontinue the development and commercialization of one or more of our product candidates.

Because of the numerous risks and uncertainties associated with research, development, and commercialization of pharmaceutical products, we are unable to estimate the exact amount of our operating capital requirements. Our future funding requirements will depend on many factors, including, but not limited to:

●	The successful achievement of preclinical and clinical milestones;

●	Continuing our research and drug discovery and development efforts;

●	Conducting preclinical and clinical trials for our current product candidates and additional product candidates;

●	Establishing a sales, marketing, and distribution infrastructure to commercialize any product candidates for which we may obtain regulatory approval;

●	Establishing and maintaining manufacturing and supply chain capacity sufficient to provide adequate supplies of our product candidates to support our ongoing and planned clinical trials and commercial quantities of any product candidates for which we may obtain marketing approval;

●	Maintaining, expanding, and protecting our intellectual property portfolio;

●	Acquiring or in-licensing other product candidates and technologies;

●	Continuing to discover and develop additional product candidates;

●	Hiring additional personnel to support our product candidate development efforts to obtain regulatory approval and securing additional facilities for operations; and

●	Operating as a public company following the Business Combination.

Because of the numerous risks and uncertainties associated with the development of our product candidates, we are unable to accurately predict the timing or amount of increased expenses or when or if we will be able to achieve or maintain profitability. Even if we are able to generate product sales, we may not become profitable. If we fail to become profitable or are unable to sustain profitability on a continuing basis, then we may be unable to continue our operations at the planned levels and be forced to reduce or terminate our operations.

License and Collaboration Agreements

The Regents of the University of California License Agreements

In September 2016, BBOT entered into a license agreement with UCSF and was granted certain worldwide exclusive licenses to use the licensed compounds (the “UCSF License”). The UCSF License was subsequently amended and was terminated in June 2021.

Under the UCSF License, UCSF received the right but not the obligation to purchase up to 10% of securities in any offering on the same terms as other investors, which survived the termination of the UCSF License (“Participation Right”). Because UCSF was not notified of the BBOT Series B Financing at the time it was completed in 2024, the Participation Right was extended through March 29, 2025. As a result, UCSF received the right to purchase up to 28,225,863 shares of Series B at the original issue price of $0.7873 per share. In March 2025, UCSF elected to exercise the Participation Right in full. In March 2025, UCSF elected to exercise the Participation Right, and BBOT settled the Participation Right in full in April 2025 through the issuance of 28,225,863 Series B shares for cash proceeds of $22.2 million.

Leidos Biomedical Research License and Cooperative Research and Development Agreements

In March 2017, BBOT entered into a cooperative research and development agreement (“Leidos CRADA”) with Leidos Biomedical Research, Inc. (“Leidos”). In December 2018, BBOT and Leidos entered into a license agreement (“Initial Leidos License”), under which BBOT was granted certain worldwide exclusive licenses to use the licensed compounds related to its drug discovery and development initiatives. The Initial Leidos License was terminated in 2021.

BBOT and Leidos subsequently entered into three additional license agreements (“Additional Leidos Licenses”), including two related to KRAS G12C inhibitor and P13Ka breaker compounds that were executed in August 2022, and one related to the PanKRAS inhibitor executed in December 2023. The Leidos CRADA, Initial Leidos License, and Additional Leidos Licenses are referred to as the “Leidos Agreements.”

Under the Additional Leidos Licenses, BBOT incurred initial upfront fees of $1.8 million and BBOT is required to pay Leidos certain annual license maintenance fees and royalties on net sales for such licensed compounds. See “License and Cooperative Research Development Agreements.” As of June 30, 2025, BBOT is obligated to make contingent milestone payments totaling up to $24.4 million upon the achievement of certain clinical and regulatory milestones. As of June 30, 2025, BBOT recorded a $0.5 million liability for milestones that had been achieved but remained unpaid, which is included in the accrued research and development liabilities in the unaudited condensed balance sheet.

For the three months ended June 30, 2025 and 2024, the BBOT recognized research and development expenses of $1.3 million and $1.0 million, respectively, in connection with the Leidos Agreement. For the six months ended June 30, 2025 and 2024, BBOT recognized research and development expenses of $2.2 million and $1.9 million, respectively, in connection with the Leidos Agreements.

Lawrence Livermore National Security License and Cooperative Research and Development Agreements

In May 2018, BBOT entered into a cooperative research and development agreement (“LLNS CRADA”) with Lawrence Livermore National Security, LLC (“LLNS”) to bring new knowledge therapeutics possibilities to KRAS drug discovery utilizing LLNS’ high-performance computing machines. BBOT and LLNS executed five subsequent amendments to the LLNS CRADA between December 2019 and May 2025 to clarify the scope and provide for term extensions. In July 2022, BBOT entered into an exclusive patent license agreement for KRAS G12C inhibitors and an exclusive patent license agreement for PI3Kα breaker compounds. In December 2024, BBOT entered into an exclusive license agreement with LLNS for research and development of Pan KRAS inhibitor. These three agreements are collectively referred to as the LLNS Agreements.

Upon execution of the LLNS Agreements, BBOT paid initial upfront cash fees of $0.2 million in the aggregate. In addition, under the terms of the LLNS Agreements, BBOT is required to pay LLNS certain annual license maintenance fees and royalties to LLNS on net sales for such licensed compounds. See “License and Cooperative Research and Development Agreements.” As of June 30, 2025, BBOT is required to make contingent milestone payments totaling up to $20.3 million upon the achievement of certain clinical, regulatory, and sales milestones. As of June 30, 2025, BBOT recorded a $0.3 million liability for milestones that had been achieved but remained unpaid, which is included in the accrued research and development liabilities in the unaudited condensed balance sheet.

No material expenses were recognized in connection with this arrangement for the three months ended June 30, 2025. For the three months ended June 30, 2024, BBOT recognized research and development expenses of $0.6 million in connection with the LLNS Agreements. For the six months ended June 30, 2025 and 2024, BBOT recognized research and development expenses of $0.3 million and $1.0 million, respectively, in connection with the LLNS Agreements.

Off-Balance Sheet Arrangements

As of June 30, 2025, we did not have any off-balance sheet arrangements, as defined in Item 303(a)(4)(ii) of SEC Regulation S-K.

Critical Accounting Estimates

Our management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, and the disclosure of contingent assets and liabilities at the date of the financial statements, and expenses incurred during the reporting periods. Our estimates are based on our historical experience and various other factors that we believe are reasonable under the circumstances, which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Our significant accounting policies are described in more detail in Note 2 to BBOT’s unaudited condensed financial statements included elsewhere in Exhibit 99.1 to this report. We believe that the following accounting policies are most critical to the judgments and estimates used in the preparation of the BBOT financial statements.

Research and Development Costs

Research and development costs are expensed as incurred. Research and development costs consist of salaries, benefits, and other personnel-related costs, including stock-based compensation, laboratory supplies, preclinical studies, clinical trials, and related clinical manufacturing costs, costs related to manufacturing preparations, fees paid to other entities to conduct certain research and development activities on our behalf, and allocated facility and other related costs. Non-refundable advance payments for goods or services that will be used or rendered for future research and development activities are deferred and capitalized as prepaid expenses until the related goods are delivered or services are performed. Subsequently, advance payments are recognized as research and development expenses, which may include estimates related to the progress of the underlying activities.

Accrued Research and Development Liabilities

We record accrued liabilities for estimated costs of research and development activities conducted by third-party service providers, including preclinical studies and clinical trials, and contract manufacturing activities. We record the estimated costs of research and development activities based on the estimated amount of services provided but not yet invoiced and include these costs in accrued research and development liabilities in the balance sheet and within research and development in the statement of operations. These costs are a significant component of our research and development expenses.

We record accruals for these costs based on factors such as estimates of the amount of work completed through discussions with internal personnel and external service providers as to the progress or stage of completion of the services and in accordance with agreements established with our third-party service providers for such services. We make significant judgments and estimates in determining the accrued research and development liabilities balance in each reporting period. As actual costs become known, we adjust our accrued estimates. Although we do not expect our estimates to be materially different from amounts actually incurred, our understanding of the status and timing of services performed, the number of patients enrolled in clinical trials and the rate of patient enrollment may vary from our estimates and could result in us reporting amounts that are too high or too low in any particular period. Our accrued expenses are dependent, in part, upon the receipt of timely and accurate reporting from clinical research organizations and other third-party service providers. We record advance payments to service providers as prepaid assets, which are expensed as the contracted services are performed. To date, there have been no material differences between our accrued costs and actual costs.

Allocated Operating Expenses and Related Party Transactions

Historically, our operating expenses included significant amounts charged by BridgeBio Pharma.

Prior to April 30, 2024, BBOT operated as part of BridgeBio Pharma. Costs and expenses directly attributable to the BBOT’s operations were recorded in the BBOT ledger with a corresponding liability, based on their nature. BBOT also utilized certain general and administrative functions of BridgeBio Pharma that were not recorded in its ledger. These general and administrative expenses represent the costs of doing business that would have been incurred if BBOT were to operate on a standalone basis. These general and administrative expenses were recorded in these financial statements using the carve-out operating expense allocation methodology. The allocation process used a percentage of the operating expenses incurred by BBOT in each period compared to the total operating expenses incurred by all BridgeBio Pharma entities. This percentage was then applied to the applicable general and administrative expenses incurred by BridgeBio Pharma to calculate the amounts attributable to our operations.

We consider the allocation methodology used to be reasonable and to appropriately reflect the related expenses attributable to BBOT based on its activity in each period and for the purposes of financial statements for the years ended December 31, 2024. However, the allocated expenses reflected in financial statements for the years ended December 31, 2024, may not be indicative of the actual expenses that would have been incurred during the periods presented if BBOT had operated as a separate standalone entity. In addition, the allocated expenses may not be indicative of expenses BBOT will incur in the future.

If BBOT was not required to reimburse BridgeBio Pharma for the operating expenses, such amounts were presented as a deemed contribution from BridgeBio Pharma to BBOT and credited to stockholders’ deficit. If BBOT was required to reimburse BridgeBio Pharma for the operating expenses, such amounts were credited to liability. Subsequent to the BBOT Series B Financing, all outstanding amounts under the transition services agreement with BridgeBio Pharma are presented as assets and liabilities.

During the three and six months ended June 30, 2025, BBOT recognized $0.2 million and $0.4 million, respectively, in research and development expenses and $0.2 million and $0.4 million, respectively, in general and administrative expenses for the services provided by BridgeBio Pharma under the transition services agreement.

During the three and six months ended June 30, 2024, BBOT recognized $2.5 million and $8.0 million, respectively, in research and development expenses and $0.8 million and $2.4 million, respectively, in general and administrative expenses for the services provided by BridgeBio Pharma.

For the three months ended June 30, 2024, the allocated general and administrative expenses calculated using the carve-out methodology included $0.3 million related to stock-based compensation and $0.9 million related to other administrative expenses. For the six months ended June 30, 2024, the allocated general and administrative expenses calculated using the carve-out methodology included $0.9 million related to stock-based compensation and $1.1 million related to other administrative expenses.

During the three and six months ended June 30, 2024, BBOT recognized $0.3 million and $0.3 million in income from services rendered to BridgeBio Pharma under the transition services agreement executed after the Series  B financing to facilitate BBOT’s transition to standalone operations.

Stock-based Compensation

Stock-based compensation is recorded in research and development expenses, or general and administrative expenses based on the grantee function. Prior to April 30, 2024, stock-based compensation recorded included the following components:

●	Amounts related to equity and liability-classified awards issued by BridgeBio Pharma to non-employees of BBOT engaged in its research and development activities. These amounts were initially credited to liability and subsequently settled by BBOT through the issuance of Series A redeemable convertible preferred stock.

●	Amounts related to stock-based awards issued by BridgeBio Pharma and allocated to BBOT based on the carve-out expense allocation methodology. These amounts were not expected or required to be settled in cash and were credited to stockholders’ deficit, within additional paid-in capital.

Subsequent to April 30, 2024, stock-based compensation includes expenses related to common stock options granted by BBOT. The associated stock-based compensation is generally recognized on a straight-line basis over the requisite service period, which is generally the vesting period. Forfeitures of share-based awards are accounted for as they occur. The fair value of stock options is estimated on the grant date using the Black-Scholes option-pricing model, which requires certain assumptions further discussed below:

●	Fair Value of Common Stock: The fair value of BBOT’s common stock was determined by the board of directors with input from management and consideration of third-party valuation reports. In the absence of a public trading market, and as a clinical-stage company with no significant revenues, BBOT has concluded that it was appropriate to consider a range of factors to determine the fair market value of the common stock at each grant date. In addition, BBOT considered various objective and subjective factors, along with input from the independent third-party valuation firm. The factors included (1) the achievement of the development milestones by BBOT; (2) the significant risks associated with BBOT’s stage of development; (3) capital market conditions for comparable, privately held, early-stage life science companies; (4) BBOT’s available liquidity, financial condition, and results of operations; (5) the sales of BBOT’s shares to third parties, such as the BBOT Series B Financing; and (6) the preferential rights of the redeemable convertible preferred stockholders.

●	Expected Dividend Yield: BBOT has historically paid no dividends and does not anticipate paying dividends in the future.

●	Expected Equity Volatility: BBOT has computed expected volatility based on the historical volatility of a representative group of public companies with similar characteristics to BBOT (e.g., public entities of similar size, complexity, stage of development, and industry focus). The historical volatility is commensurate with the expected term assumption.

●	Risk-Free Interest Rate: The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of award grant for the expected term of the award.

●	Expected Term: BBOT uses the simplified method to calculate the expected term for options granted to employees, as it does not have sufficient historical exercise data to provide a reasonable basis for estimating the expected term.

Participation Right Liability

The participation right liability represented the right granted to USCF to potentially participate in future Series B offerings at a fixed price of $0.7873 per share. The participation right was a freestanding instrument substantially similar to a written call option on the Series B shares that may be redeemed outside of the Company’s control. As such, the Company classified the participation right as a liability, remeasured at fair value, until the participation right was exercised. Changes in the fair value of the participation right liability are presented separately in the unaudited condensed statements of operations. The participation light liability was subsequently settled in full in April 2025 as part of the issuance of the Series B shares, and its fair value represented the estimated intrinsic value per Series B share as of the settlement date.

As of the settlement date in April 2025, the fair value of the participation right liability was $0.14 per share, determined based on the intrinsic value of the underlying option to purchase each share of the Series B. The fair value per Series B share was estimated using the Probability-Weighted Expected Return Method (“PWERM”). Under the PWERM, we considered various liquidity events, including the Business Combination, an initial public offering, and a sale of BBOT, assigned probability to each liquidity scenario, and estimated the fair value per Series B share using the following assumptions:

●	Probability of a Qualifying Liquidity Event: This refers to the likelihood that a qualifying liquidity event will occur during the expected term of the liability.

●	Expected Term, Years: This represents the estimated timeframe in years until a qualifying liquidity event is expected to occur.

●	Discount Rate: The discount rate is applied to future cash flows to calculate their present value.

Recent Accounting Pronouncements

See Note 2, “Summary of significant accounting policies — Recently Adopted Accounting Pronouncements” to the unaudited interim condensed financial statements of BBOT, which are included elsewhere in Exhibit 99.1 to this report, for more information.